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                                  EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT



Hoenig & Co., Inc.*
Reckson Executive Park
4 International Drive
Rye Brook, New York  10573

Incorporated in Delaware, April 1970.


Hoenig (Far East) Limited*
3404 Tower 1 - Lippo Centre
89, Queensway
Central, Hong Kong

Incorporated in Hong Kong under the Companies Ordinance, January 1990.


Hoenig & Company Limited*
5 London Wall Buildings
Finsbury Circus
London EC2M 5NT

United Kingdom Registered Company, September 1985.



Axe-Houghton Associates, Inc.*
Reckson Executive Park
4 International Drive
Rye Brook, New York  10573

Incorporated in Delaware, March 1984.




* 100% owned subsidiary of Hoenig Group Inc.